Exhibit 4.1

Execution Version

ROWAN COMPANIES, LLC

ROWAN COMPANIES LIMITED

VALARIS PLC

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

TENTH SUPPLEMENTAL INDENTURE

Dated as of February 3, 2020

to

INDENTURE

Dated as of July 21, 2009

4.875% SENIOR NOTES DUE 2022

4.75% SENIOR NOTES DUE 2024

7.375% SENIOR NOTES DUE 2025

5.4% SENIOR NOTES DUE 2042

5.85% SENIOR NOTES DUE 2044

61. Tenth Supplemental Indenture

TABLE OF CONTENTS

61. Tenth Supplemental Indenture

1

TENTH SUPPLEMENTAL INDENTURE, dated as of February 3, 2020 (this “Supplemental Indenture”), among ROWAN COMPANIES, LLC (formerly Rowan Companies, Inc.), a limited liability company duly formed and existing under the laws of the State of Delaware (the “Company”), ROWAN COMPANIES LIMITED (formerly Rowan Companies plc), a private limited company incorporated under the laws of England and Wales (“Rowan UK”), Valaris PLC, a public limited company incorporated under the laws of England and Wales (“Valaris”), and U.S. BANK NATIONAL ASSOCIATION, a nationally chartered banking association, as trustee (in such capacity, the “Trustee”), under the Indenture, dated as of July 21, 2009 (the “Base Indenture”), between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, the Company, Rowan UK and the Trustee have heretofore executed the Base Indenture, as supplemented to date (as so supplemented, the “Indenture”) with respect to the 4.875% Senior Notes due 2022, the 4.75% Senior Notes due 2024, the 7.375% Senior Notes due 2025, the 5.4% Senior Notes due 2042 and the 5.85% Senior Notes due 2044 of the Company and guaranteed by Rowan UK (collectively, the “Notes”); and

WHEREAS, on the date hereof, the Company and Rowan UK transferred substantially all of their properties and assets on a consolidated basis to Valaris;

WHEREAS, Section 9.1(b) of the Base Indenture permits the Company, Rowan UK and the Trustee to amend the Base Indenture to cause the succession of another person to the Company and the assumption by such successor of the covenants of the Company therein and the Notes by executing a supplemental indenture as provided in such Section; and

WHEREAS, upon the execution and delivery of this Supplemental Indenture and in accordance with Section 8.2 of the Base Indenture, Valaris shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if Valaris had been named as the Company therein, and thereafter, the Company and Rowan UK shall be relieved of all obligations and covenants under the Indenture and the Notes.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

Relation to Indenture; Definitions

Section 1.01      Relation to Indenture.

With respect to each series of Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02      Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Indenture for the applicable series of Notes.

61. Tenth Supplemental Indenture

Section 1.03      General References.

Unless otherwise specified or unless the context otherwise requires, (i) all references in this Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Supplemental Indenture.

ARTICLE TWO

ASSUMPTION

Section 2.01      Agreement to Assume.

Pursuant to and in accordance with Article Eight of the Base Indenture, Valaris, by its execution of this Supplemental Indenture, (i) agrees to become a party to the Indenture as the “Company” thereunder and (ii) unconditionally assumes all of the obligations of the Company under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture.

ARTICLE THREE

MISCELLANEOUS

Section 3.01      Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Indenture with respect to any series of Notes.

Section 3.02      Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect with respect to each series of Notes in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture with respect to each series of Notes, as applicable, in the manner and to the extent herein and therein provided.

Section 3.03      Governing Law

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

61. Tenth Supplemental Indenture

Section 3.04      Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this instrument and of signature pages thereof by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(Remainder of Page Intentionally Left Blank)

61. Tenth Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first written above.

Rowan Companies, LLC

By:	/s/ Darin Gibbins
Name: Darin Gibbins
Title: President

Rowan Companies Limited

By:	/s/ Thomas P. Burke
Name: Thomas P. Burke
Title: Director

The above signatory for Rowan Companies Limited signed in the presence of:

Ethleen Figaro

Print name of witness:	Ethleen Figaro

Address:	110 Cannon Street

London, EC4N 6EU, UK

VALARIS plc

By:	/s/ Jonathan H. Baksht
Name: Jonathan H. Baksht
Title: Executive Vice President and Chief Financial Officer

The above signatory for Valaris plc signed in the presence of:

Kortnie Sowda

Print name of witness:	Kortnie Sowda

Address:	5847 San Felipe, Suite 3300

Houston, TX 77057

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
Authorized Signatory

61. Tenth Supplemental Indenture